FOURTH AMENDMENT TO SECOND AMENDED AND RESTATED MORTGAGE WAREHOUSING AGREEMENT
This Fourth Amendment to Second Amended and Restated Mortgage Warehousing Agreement (“Fourth Amendment”) is made as of May 29, 2020, by and among M/I Financial, LLC (“Borrower”), the Lenders (as defined below) and Comerica Bank, as administrative agent for the Lenders (in such capacity, the “Agent”).
RECITALS
A.    Borrower entered into that certain Second Amended and Restated Mortgage Warehousing Agreement dated June 24, 2016, by and among the financial institutions from time to time signatory thereto (each, individually, a “Lender,” and any and all such financial institutions collectively the “Lenders”), Agent and Borrower, as amended by that certain First Amendment to Second Amended and Restated Mortgage Warehousing Agreement dated June 23, 2017, that certain Second Amendment to Second Amended and Restated Mortgage Warehousing Agreement dated June 22, 2018 and that certain Third Amendment to Second Amended and Restated Mortgage Warehousing Agreement dated June 21, 2019 (as amended and as may be further amended, restated or otherwise modified from time to time, the “Mortgage Warehousing Agreement”).
B.    Borrower has requested that Agent and the Lenders make certain amendments to the Mortgage Warehousing Agreement and Agent and the Lenders are willing to do so, but only on the terms and conditions set forth in this Fourth Amendment.
NOW, THEREFORE, in consideration of the Recitals and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Borrower, Agent and Lenders agree as follows:
1.The following definitions set forth in Section 1.1 of the Mortgage Warehousing Agreement are amended and restated as follows:

“Applicable Advance Rate” shall mean the following:
(a)    With respect to a Conforming Mortgage Loan, 98%;
(b)    With respect to a Jumbo Mortgage Loan, 97%;
(c)     With respect to a GNMA Modification Loan, 90%; and
(c)    With respect to a Wet Funded Loan, the Applicable Advance Rate of the underlying Mortgage Loan with respect thereto.
“Base Rate” shall mean the per annum rate of interest which is equal to the Applicable Margin plus greatest of (i) the Prime Rate for such day, (ii) the Federal Funds Effective Rate in effect on such day, plus one percent (1.0%) and (iii) 2.00%.
“Borrowing Base” shall mean, as of any date of determination thereof, without duplication, an amount equal to:
(a)    with respect to Pledged Conforming Mortgage Loans, other than Housing Authority Loans, where the obligor on such Mortgage Loan has a FICO Score of 620 or greater, the lesser of (i) the Collateral Value of all Pledged Conforming Mortgage Loans, and (ii) 100% of the Revolving Credit Aggregate Commitment, plus

(b)    with respect to Pledged Conforming Mortgage Loans that are Housing Authority Loans, the lesser of (i) the Collateral Value of all Pledged Conforming Mortgage Loans, and (ii) 100% of the Revolving Credit Aggregate Commitment, plus
(c)    with respect to Pledged Conforming Mortgage Loans, other than Housing Authority Loans, where the obligor on such Mortgage Loan has FICO Score of less than 620, the least of (i) the Collateral Value of all Pledged Conforming Mortgage Loans, (ii) $5,000,000 and (iii) 5% of the Revolving Credit Aggregate Commitment, plus
(d)    the lesser of (i) the Collateral Value of all Pledged Wet Funded Loans, and (ii) (w) for the last five Business Days of each December and the first five Business Days of each January, 75% of the Revolving Credit Aggregate Commitment, (x) for the first five and last five Business Days of each other month, 50% of the Revolving Credit Aggregate Commitment and (y) at all other times, 35% of the Revolving Credit Aggregate Commitment, plus
(e)    with respect to Pledged Jumbo Loans, the lesser of (i) the Collateral Value of all Pledged Jumbo Loans, and (ii) 10% of the Revolving Credit Aggregate Commitment, plus
(f)     with respect to Pledged GNMA Modification Loans, the lesser of (i) the Collateral Value of all such Pledged GNMA Modification Loans and (ii) Ten Million and 00/100 Dollars ($10,000,000.00);
provided, however, that (i) the Borrowing Base shall in no event include any Mortgage Loan with respect to which the Draft or Wire Request has not been honored or funded by the Lenders for any reason; and (ii) no Mortgage Loan, as to which an unfunded Drafts have been issued, may be used to calculate the Borrowing Base.
“Daily Adjusting LIBOR Rate” shall mean for any day a per annum interest rate which is equal to the Applicable Margin, plus the quotient of:
(a)    the LIBOR Rate;
divided by
(b)    a percentage (expressed as a decimal) equal to 1.00 minus the maximum rate on such date at which Agent is required to maintain reserves on "Euro-currency Liabilities" as defined in and pursuant to Regulation D of the Board of Governors of the Federal Reserve System or, if such regulation or definition is modified, and as long as Agent is required to maintain reserves against a category of liabilities which includes eurodollar deposits or includes a category of assets which includes eurodollar loans, the rate at which such reserves are required to be maintained on such category;
such sum to be rounded upward, if necessary, in the discretion of the Agent, to the seventh decimal place.
“Fees” shall mean the Revolving Credit Facility Fee, the GNMA Modification Fee and the other fees and charges (including any agency fees) payable by Borrower to the Lenders, Agent hereunder or under the Fee Letter.

“Revolving Credit Aggregate Commitment” shall mean (a) during the First Step-Up Period, One Hundred Sixty Million Dollars ($160,000,000), (b) during the Second Step-Up Period, One Hundred Eighty Five Million Dollars ($185,000,000) and (b) at all other times, One Hundred Twenty Five Million Dollars ($125,000,000), in each case, subject to reduction or termination under Section 2.9 or 7.2 hereof.
“Revolving Credit Maturity Date” shall mean the earlier to occur of (i) May 28, 2021, and (ii) the date on which the Revolving Credit Aggregate Commitment shall terminate in accordance with the provisions of this Agreement.
“Warehouse Period” shall mean (a) with respect to a Pledged Mortgage Loan which is a Wet Funded Loan, seven (7) Business Days, (b) with respect to a Conforming Mortgage Loan which is not a Wet Funded Loan, ninety (90) days, (c) with respect to a Jumbo Mortgage Loan which is not a Wet Funded Loan, sixty (60) days and (d) with respect to a GNMA Modification Loan which is not a Wet Funded Loan, sixty (60) days.
“Wet Funded Loan” shall mean a Conforming Mortgage Loan, a Jumbo Loan or a GNMA Modification Loan with respect to which the Required Documents have not been delivered to Agent.
2.The following definitions are added to Section 1.1 of the Mortgage Warehousing Agreement:

“First Step-Up Period” shall mean the period from September 25 to October 15 of each year.

“FHA Loss Mitigation Program” shall mean FHA Loss Mitigation Program as facilitated by HUD.
“GNMA Modification Fee” shall mean the fee payable to Agent for distribution to the Revolving Credit Lenders in accordance with Section 2.7 hereof.
“GNMA Modification Loan” shall mean a Mortgage Loan originated by Borrower which would be an Eligible Mortgage Loan except for noncompliance with the requirements of paragraphs (c), (d), (l), or (q) of the definition of Eligible Mortgage Loan, and with respect to which each of the following statements shall be accurate and complete (and Borrower by including the GNMA Modification Loan in any computation of the Borrowing Base shall be deemed to so represent and warrant to Agent and Lenders as of the date of such computation):
(a)    such Mortgage Loan was originated by Borrower, sold by Borrower on a servicing-retained basis and included in a Ginnie Mae guaranteed MBS, and Borrower services such Mortgage Loan;
(b)    such Mortgage Loan has been permanently modified under, and complies with all requirements for modification under, the FHA Loss Mitigation Program and, without limiting the foregoing, the obligor on such Mortgage Loan made at least three full, consecutive monthly payments on such Mortgage Loan over a minimum period of three-months prior to final execution of such loan modification; and
(c)    such Mortgage Loan, as modified, meets all requirements for inclusion in a Ginnie Mae guaranteed MBS.

“Second Step-Up Period” shall mean the period from November 15 of each year to February 4 of the next year.

3.The following definitions are also added to Section 1.1 of the Mortgage Warehousing Agreement:

“Benchmark Replacement” shall mean the sum of: (a) the alternate benchmark rate (which may include Term SOFR or SOFR) that has been selected by the Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body at such time or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the LIBOR Rate for Dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than one percent (1.0%), the Benchmark Replacement will be deemed to be one percent (1.0%) for the purposes of this Agreement.
“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the LIBOR Rate with an Unadjusted Benchmark Replacement for each applicable interest period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Agent and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBOR Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBOR Rate with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.
“Benchmark Replacement Conforming Changes” shall mean, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the timing and frequency of determining rates and making payments of interest and other administrative matters) that the Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent reasonably decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Agent reasonably decides is reasonably necessary in connection with the administration of this Agreement).
“Benchmark Replacement Date” shall mean the earlier to occur of the following events with respect to the LIBOR Rate:
(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the LIBOR Rate permanently or indefinitely ceases to provide the LIBOR Rate; or
(2)    in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the LIBOR Rate:
(1)    a public statement or publication of information by or on behalf of the administrator of the LIBOR Rate announcing that such administrator has ceased or will cease to provide the LIBOR Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBOR Rate;
(2)    a public statement or publication of information by the regulatory supervisor for the administrator of the LIBOR Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the LIBOR Rate, a resolution authority with jurisdiction over the administrator for the LIBOR Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the LIBOR Rate, which states that the administrator of the LIBOR Rate has ceased or will cease to provide the LIBOR Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBOR Rate; or
(3)    a public statement or publication of information by the regulatory supervisor for the administrator of the LIBOR Rate announcing that the LIBOR Rate is no longer representative.
“Benchmark Transition Start Date” shall mean (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Agent or the Majority Lenders, as applicable, and in each case, consented to by the Borrower in writing, and notified in writing to the Agent (in the case of such notice by the Majority Lenders) and the Lenders, as applicable.
“Benchmark Unavailability Period” shall mean, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the LIBOR Rate and solely to the extent that the LIBOR Rate has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the LIBOR Rate for all purposes hereunder in accordance with Section 9.7 and (y) ending at the time that a Benchmark Replacement has replaced the LIBOR Rate for all purposes hereunder pursuant to Section 9.7.
“Early Opt-in Election” shall mean the occurrence of:
(a)    (i) a determination by the Agent or (ii) a notification by the Majority Lenders to the Agent and the Borrower that the Majority Lenders have determined that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 9.7, are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the LIBOR Rate,

(b)    (i) the election by the Agent or (ii) the election by the Majority Lenders to declare that an Early Opt-in Election has occurred, and
(c)     the provision, as applicable, by (i) the Agent of written notice of such election to the Lenders and the Borrower, or (ii) the Majority Lenders of written notice of such election to the Agent, the other Lenders and the Borrower.
“Federal Reserve Bank of New York’s Website” shall mean the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org or any successor source.
“Relevant Governmental Body” shall mean the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.
“SOFR” with respect to any day shall mean the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.
“Term SOFR” shall mean the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.
“Unadjusted Benchmark Replacement” shall mean the Benchmark Replacement excluding the Benchmark Replacement Adjustment.
4.The proviso at the end of the definition of “LIBOR Rate” is deleted and replaced with the following: “provided, however, that in no event shall the LIBOR Rate be less than the one percent (1.00%) per annum.”

5.The reference to “one percent (1%)” in clause (i)(d)(z) of the definition of “Tangible Net Worth” in Section 1.1 of the Mortgage Warehousing Agreement is deleted and replaced with a reference to “three quarters of one percent (.75%)”.

6.The definitions of “LIBOR Floor”, “Step-Up Period”, “Hedged Facility”, “Hedge-Affected Share” and “Specified Hedging Agreement” in Section 1.1 of the Mortgage Warehousing Agreement are deleted in their entirety.

7.Section 2.3(e)(iii) of the Mortgage Warehousing Agreement is amended and restated to read in its entirety as follows:
“(iii) with respect to each Mortgage Loan to be funded or purchased with the proceeds of such Advance, each of the statements set forth in the definition of “Conforming Mortgage Loan”, “Housing Authority Loan”, “GNMA Modification Loan” and “Jumbo Mortgage Loan” is true and correct; and”

8.The following is added as new clause (c) to Section 2.7 of the Mortgage Warehousing Agreement:

“(c) The Borrower shall pay to the Agent for distribution to the Revolving Credit Lenders pro-rata in accordance with their respective Revolving Credit Percentages, the GNMA Modification Fee quarterly in arrears, commencing August 1, 2020 (in respect of the months ending June 30, 2020 and July 31, 2020; provided that no GNMA Modification Fee shall be payable for the month ending May 31, 2020), concurrently with the payment of the Revolving Credit Facility Fee described in clause (a) above. The GNMA Modification Fee shall be equal to $3,250 per calendar month. Whenever any payment of the GNMA Modification Fee shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next Business Day. Upon receipt of such payment, Agent shall make prompt payment to each Revolving Credit Lender of its share of the GNMA Modification Fee based upon its respective Revolving Credit Percentage. It is expressly understood that the GNMA Modification Fees described in this Section are not refundable.”
9.Section 2.8(b) of the Mortgage Warehousing Agreement is amended and restated to read in its entirety as follows:

“(b) Borrower shall cause to be maintained at all times a Borrowing Base such that the Borrowing Base value of the Pledged Conforming Mortgage Loans, Pledged Jumbo Loans, Pledged GNMA Modification Loans and Pledged Wet Funded Loans are each not less than, at any date, the sum of the aggregate outstanding principal amounts of Advances with respect thereto and no Advance shall exceed the Borrowing Base value of the Pledged Mortgage Loans with respect thereto.”

10.Section 9.1 of the Mortgage Warehousing Agreement is amended and restated as follows:

“9.1 Circumstances Affecting LIBOR Rate Availability. If the Agent or the Majority Lenders (after consultation with the Agent) shall determine in good faith that, by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in eurodollars in the applicable amounts are not being offered to the Agent or such Lenders or shall determine in good faith that the Daily Adjusting LIBOR Rate will not accurately or fairly cover or reflect the cost to the Lenders of maintaining Indebtedness at such rate, then the Agent shall forthwith give notice thereof to the Borrower. Thereafter, until the Agent notifies the Borrower that such circumstances no longer exist, the Base Rate shall be the Applicable Interest Rate for all Advances.”

11.The following is added as new Section 9.7 to the Mortgage Warehousing Agreement:

“9.7 Effect of Benchmark Transition Event.
(a) Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Agent and the Borrower may amend this Agreement to replace the LIBOR Rate with a Benchmark Replacement. Any such amendment agreed upon by the Agent and the Borrower with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (Detroit, Michigan time) on the fifth (5th) Business Day after the Agent has posted such proposed amendment to all Lenders and the Borrower, so long as the Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Majority Lenders. Any such amendment agreed upon by the Agent and Borrower with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Majority Lenders have delivered to the Agent written notice that such Majority Lenders accept such amendment. No replacement of the LIBOR Rate with a Benchmark

Replacement pursuant to this Section 9.7 will occur prior to the applicable Benchmark Transition Start Date.
(b) In connection with the implementation of a Benchmark Replacement, the Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.
(c) The Agent will promptly notify the Borrower and the Lenders in writing of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Agent or Majority Lenders pursuant to this Section 9.7, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 9.7.
(d) Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for an Advance which would bear interest at or by reference to the Daily Adjusting LIBOR Rate, in each case, to be made during any Benchmark Unavailability Period and, if no such revocation is made, the Borrower will be deemed to have converted any such request into a request for a Base Rate Advance.”
12.Schedule 1.1 of the Mortgage Warehousing Agreement is amended and restated by Schedule 1.1 attached to this Fourth Amendment.

13.This Fourth Amendment shall become effective (according to the terms hereof) on the date (the “Fourth Amendment Effective Date”) the following conditions have been fully satisfied:

(a)	Agent shall have received via facsimile or portable digital format counterpart originals of this Fourth Amendment, in each case duly executed and delivered by the Agent, Borrower and the Lenders.

(b)	Agent shall have received via facsimile or portable digital format counterpart originals of the replacement Revolving Credit Notes, in each case duly executed and delivered by Borrower.

(c)	Borrower shall have paid to the Agent all fees or amounts, if any, that are due and owing to the Agent as of the Fourth Amendment Effective Date.

14.Borrower hereby represents and warrants that, after giving effect to the amendments to the Mortgage Warehousing Agreement contained herein, (a) the execution and delivery of this Fourth Amendment are within such party’s limited liability company powers, have been duly authorized, are not in contravention of law or the terms of its organizational documents, and except as have been previously obtained do not require the consent or approval, material to the amendments contemplated in this Fourth Amendment, of any governmental body, agency or authority, and this Fourth Amendment and the Mortgage Warehousing Agreement (as amended herein) will constitute the valid and binding obligations of such undersigned party, enforceable in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (whether enforcement is sought in a proceeding in equity or at law), (b) the representations and warranties set forth in Article 4 of the Mortgage Warehousing Agreement are true and correct in all material respects on and as of the date hereof (other than any representation or warranty that expressly speaks only as of a certain date), and (c) as of the date first above written and as of the Fourth Amendment Effective Date, no Default or Event of Default shall have occurred and be continuing.

15.Borrower and Lenders each hereby ratify and confirm their respective obligations under the Mortgage Warehousing Agreement, as amended by this Fourth Amendment and agree that the Mortgage Warehousing Agreement hereby remains in full force and effect after giving effect to this Fourth Amendment and that, upon such effectiveness, all references in such Loan Documents to the “Mortgage Warehousing Agreement” shall be references to the Mortgage Warehousing Agreement as amended by this Fourth Amendment.

16.Except as specifically set forth above, this Fourth Amendment shall not be deemed to amend or alter in any respect the terms and conditions of the Mortgage Warehousing Agreement or any of the Notes issued thereunder, or to constitute a waiver by the Lenders or Agent of any right or remedy under or a consent to any transaction not meeting the terms and conditions of the Mortgage Warehousing Agreement, any of the Notes issued thereunder or any of the other Loan Documents.

17.Unless otherwise defined to the contrary herein, all capitalized terms used in this Fourth Amendment shall have the meaning set forth in the Mortgage Warehousing Agreement.

18.This Fourth Amendment may be executed in counterpart in accordance with Section 11.9 of the Mortgage Warehousing Agreement.

19.This Fourth Amendment shall be construed in accordance with and governed by the laws of the State of Michigan, without giving effect to principles of conflict of laws.

20.As a condition of the above amendments and waiver, Borrower waives, discharges, and forever releases Agent, Lenders and their respective employees, officers, directors, attorneys, stockholders and successors and assigns, from and of any and all claims, causes of action, allegations or assertions known to Borrower that Borrower has or may have had at any time up through, and including, the date of this Fourth Amendment, against any or all of the foregoing in connection with the Mortgage Warehousing Agreement, including the Fourth Amendment thereto regardless of whether any such claims, causes of action, allegations or assertions arose as a result of Agent’s or such Lender’s actions or omissions.

[Signature page to follow]

IN WITNESS WHEREOF, Borrower, the Lenders and Agent have each caused this Fourth Amendment to be executed by their respective duly authorized officers or agents, as applicable, all as of the date first set forth above.

M/I FINANCIAL, LLC

By:    /s/ Derek J. Klutch

Name:    Derek J. Klutch
Its:     President & CEO

COMERICA BANK, as Agent and a Lender

By:     /s/ Eric Crowell

Name:    Eric Crowell
Title:     Assistant Vice President

THE HUNTINGTON NATIONAL BANK, as a Lender

By:     /s/ Joe White

Name: Joe White
Title:     Vice President

BMO HARRIS BANK N.A., as a Lender

By:     /s/ Daniel Ryan

Name: Daniel Ryan
Title:     Vice President

Schedule 1.1

Percentages and Allocations

During Each First Step-Up Period:

LENDERS	REVOLVING CREDIT PERCENTAGE	REVOLVING CREDIT ALLOCATIONS
Comerica Bank	40.00%	$64,000,000
The Huntington National Bank	30.00%	$48,000,000
BMO Harris Bank N.A.	30.00%	$48,000,000
TOTALS	100%	$160,000,000

During Each Second Step-Up Period:

LENDERS	REVOLVING CREDIT PERCENTAGE	REVOLVING CREDIT ALLOCATIONS
Comerica Bank	40.00%	$74,000,000
The Huntington National Bank	30.00%	$55,500,000
BMO Harris Bank N.A.	30.00%	$55,500,000
TOTALS	100%	$185,000,000

At all other times:

LENDERS	REVOLVING CREDIT PERCENTAGE	REVOLVING CREDIT ALLOCATIONS
Comerica Bank	40.00%	$50,000,000
The Huntington National Bank	30.00%	$37,500,000
BMO Harris Bank N.A.	30.00%	$37,500,000
TOTALS	100%	$125,000,000